UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 8, 2017

JRjr33, Inc.
(Exact name of registrant as specified in its charter)

Florida	001-36755	98-0534701
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or organization)		Identification No.)

2950 North Harwood Street, 22nd Floor, Dallas, Texas 75201
(Address of principal executive offices and zip code)

(469) 913-4115
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

As disclosed in more detail below, in connection with his appointment as Executive Vice President of JRjr33, Inc. (the “Company”), Fraser E. Marcus will receive options to purchase an aggregate of 300,000 shares of the Company’s common stock. The stock options granted have an exercise price of $0.79 per share and vest on the following schedule: 100,000 shares vest on the date of the grant and 100,000 shares vest on each of the first and second year anniversary of the date of grant. The stock options granted expire on the ten year anniversary of the date of the grant unless forfeited earlier by a termination of employment of Mr. Marcus from the Company for any reason, regardless of cause.

The aforementioned stock options were issued in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and any issuances of shares of common stock of the Company upon exercise of such stock options will be made in reliance on the exemption from registration provided by Section 3(a)(9) and/or Section 4(a)(2) of the Securities Act.

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2017, the Company appointed Fraser E. Marcus as its Executive Vice President.

Mr. Marcus, age 62, has had a 40-year career in investment banking and asset management, of which 25 years was in London, England. From August 2010 to September 2016, Mr. Marcus was Global Head of Business Development for US-based Southeastern Asset Management. Mr. Marcus was a consultant to the Company from October 14, 2016 until he was hired as Executive Vice President. Mr. Marcus has also held senior positions in investment banking, private equity, mergers and acquisitions and capital markets at Lehman Brothers, where he was head of strategic advisory for Europe, the Middle East and Asia at Lehman Asset Management London, having combined Dartmouth Capital Partners, a London based, multi-family advisory and asset management business he founded, with Lehman; ING Barings, where he was co-head of European Investment Banking in London; The Chief Executive Partnerships in London, the co-founder and Managing Partner; and, Salomon Brothers in New York and London, latterly as Head of European Mergers and Acquisitions. Mr. Marcus serves as a trustee of the St. Mark’s School of Texas, where he chairs the Investment Committee and is a Member of the Executive Committee; he is Vice Chairman of Legacy Senior Communities where he chairs the finance committee as well as serving on the boards of a number of charitable and arts organizations in Dallas, Texas and London, England. Mr. Marcus graduated from Dartmouth College with undergraduate degrees in English and Mathematics.

Mr. Marcus has agreed to receive an annual base salary of $200,000 with the opportunity to earn, based on his performance, a bonus payable in Company stock or cash. As described above, Mr. Marcus was also granted options to purchase a total of 300,000 shares of common stock with an exercise price of $0.79 per share. One third of the total amount of options vested and became exercisable as of the grant date and the remaining options vesting one-third each year pro rata for two years beginning on February 8, 2018, the first anniversary of the date of the grant and terminating in ten years unless forfeited earlier by a termination of employment for any reason regardless of cause. Mr. Marcus will be entitled to participate in the Company’s health, dental and vision plans for employees, for which contributions are required, receive two (2) weeks paid vacation and will receive severance equal to two (2) weeks plus one (1) additional week for each year of service if his termination is for any reason other for cause.

There are no family relationships between Mr. Marcus and any director, executive officer or person nominated or chosen by the Company to become as director or executive officer of the Company.  Additionally, there have been no transactions involving Mr. Marcus that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

JRjr33, Inc.

Date: February 21, 2017	By:	/s/ John P. Rochon
John P. Rochon
Chief Executive Officer